Exhibit 18
July 22, 2008
Bottling Group, LLC
1 Pepsi Way
Somers, NY 10589
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 14, 2008, of the facts relating to the change in the goodwill annual impairment testing date. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Bottling Group, LLC and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2007. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Bottling Group, LLC and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2007.
Yours truly,
/s/ Deloitte & Touche LLP
New York, New York